Global Self Storage Reports Second Quarter of 2019 Results

Same-store Revenues in Q2 2019 up 6.4% to $2.1 million, Driving Same-Store Net Operating Income up 2.2% to $1.2 Million

New York, NY – August 14, 2019 – Global Self Storage, Inc. (NASDAQ: SELF) a real estate investment trust which owns and operates self-storage properties, reported results for the second quarter and six months (first half) ended June 30, 2019. All quarterly and first half comparisons are to the same period in 2018 unless otherwise noted.

Q2 2019 Highlights
•	Total revenues increased 6.4% to $2.1 million.
•	Net income decreased to $137,000 or $0.02 per share.
•
Funds from operations (FFO) declined 21% to $417,000 or $0.05 per diluted share, primarily due to increased store property tax expenses and increases in certain general and administrative expenses (as described below).

•	Adjusted FFO (AFFO) declined 14% to $484,000 or $0.06 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues increased 6.4% to $2.1 million.
•	Same-store net operating income (NOI) increased 2.2% to $1.2 million.
•	Same-store occupancy at June 30, 2019 increased 110 basis points to 94.2% from 93.1% at June 30, 2018.
•	Same-store average tenant duration of stay at June 30, 2019 was approximately 3.0 years, up 3.5%.
•	Maintained quarterly dividend of $0.065 per share.

First Half 2019 Highlights
•	Total revenues increased 6.9% to $4.3 million.
•	Net income decreased to $325,000 or $0.04 per share.
•	FFO declined 18% to $802,000 or $0.10 per diluted share, primarily due the increased store property tax expenses and increases in certain general and administrative expenses (as described below).
•	AFFO declined 8% to $931,000 or $0.12 per diluted share.
•	Same-store revenues increased 6.9% to $4.3 million.
•	Same-store NOI increased 4.5% to $2.4 million.
•	Same-store occupancy at June 30, 2019 increased 110 basis points to 94.2% from 93.1% at June 30, 2018.
•	Same-store average tenant duration of stay at June 30, 2019 was approximately 3.0 years, up 3.5%.
•	Distributed dividends of $0.13 per share of common stock.
Management Commentary
“In Q2, our industry-leading same-store revenue growth drove continued growth in same-store net operating income,” said Global Self Storage’s president and CEO, Mark C. Winmill. “The increase in same-store NOI was due primarily to an increase in rental and occupancy rates, as well as the successful lease-up of our Merrillville store expansion. FFO and AFFO were adversely affected primarily by increased store property tax expenses and increases in certain general and administrative expenses. The company continues to appeal property tax assessments. However, there is no guarantee that such assessments will be reduced.

“During the quarter, we began offering our new third-party management platform designed to provide an additional recurring revenue stream. We also began construction of an expansion at our Millbrook, New York property, which is designed to add 16,500 gross square feet of new climate-controlled storage units. Climate controlled storage units command higher rental fees and produce greater margins than non-climate-controlled storage units. We currently anticipate that the construction will be completed approximately nine to twelve months from project commencement, and believe construction completion will be followed by a successful lease up campaign.

“In addition to these two revenue-enhancing efforts, we continue to refine our ongoing revenue rate management program by closely monitoring our competitors’ advertised rates, and taking advantage of favorable local supply and demand dynamics. This helps us maintain our competitive market price advantage for our various storage offerings and carefully plan our facility expansions. It also helps us to maximize each store’s occupancy, revenue and NOI. Through our various marketing initiatives, we also expect to continue to attract high-quality, long term tenants.

“The full amount of our $10 million credit facility remains available to support expansion projects, and it provides us the flexibility to acquire new properties and/or enter into joint ventures to acquire new properties where we can enhance NOI through our professional third-party management platform.

“We are continuing to explore acquisition opportunities in the Mid-West, Northeast, Mid-Atlantic, and elsewhere, focusing on underserved secondary and tertiary cities. In many areas, we see high barriers to entry for new self-storage development due to strict zoning boards, and this can make certain acquisitions particularly attractive.

“Given our operational momentum and differentiated strategies that continue to produce industry-leading same-store revenue growth, we believe Global Self Storage remains well on track for another solid year of growth and expansion.”

Q2 Financial Summary

Total revenues increased 6.4% to $2.1 million in the second quarter of 2019, as compared to $2.0 million in the same period last year. The increase was primarily due to revenue generated by the Merrillville expansion and increases in rental and occupancy rates across nearly all of the company’s stores. The increase was also attributed to additional ‘other property related income’ that resulted from increased insurance participation and higher average occupancy.

Total operating expenses increased 12.6% to $1.8 million, as compared to $1.6 million in the same year-ago period. The increase was primarily due to increased expenses associated with higher store property tax expenses and increases in certain general and administrative expenses. The company continues to appeal property tax assessments, but there is no guarantee such assessments will be reduced.

Operating income decreased 20.5% to $303,000 in the second quarter of 2019 versus $381,000 in the same period last year. The decrease in operating income was driven primarily by increased expenses as discussed above.

Net income in the second quarter of 2019 was $137,000, as compared to net income of $395,000 for the second quarter of 2018.

Q2 Same-Store Results
At June 30, 2019, Global Self Storage owned 11 same-store properties and zero non same-store properties. Therefore, all results are same-store and no non-same-store results are reported.

For the second quarter of 2019, same-store revenues increased 6.4% to $2.1 million compared to $2.0 million for the same year-ago period. The increase was driven primarily by the additional income from the Merrillville expansion and increases in rental and occupancy rates across almost all of the company’s stores.

Same-store operating expenses in the second quarter increased 12.5% to $924,000 compared with $821,000 in the year-ago period. The increase was primarily driven by increased store property taxes.

Same-store NOI increased 2.2% to $1.2 million compared with $1.2 million for the same period last year. The increase was due primarily to an increase in rental and occupancy rates and the successful lease-up of the company’s Merrillville store expansion.

Same-store occupancy at June 30, 2019 increased 110 basis points to 94.2% from 93.1% at June 30, 2018.

Same-store average tenant duration of stay at June 30, 2019 was approximately 3.0 years, up 3.5% as compared to approximately 2.9 years at June 30, 2018.

For a reconciliation of net income to same-store net operating income, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q2 Operating Results
Net income in the second quarter of 2019 was $137,000, as compared to net income of $395,000 for the second quarter of 2018.

General and administrative expenses totaled $555,000 in the second quarter of 2019 compared with $456,000 in the year-ago period. The increase was primarily driven by a provision for taxes in the company’s taxable REIT subsidiary and increased employee compensation expense, including stock-based compensation.

Business development costs for the second quarter of 2019 totaled $15,000 compared with $10,000 in the year-ago period. The increase is primarily attributable to the recording of expenses related to potential store acquisitions and third-party management marketing expenses.

Interest expense for the second quarter of 2019 was $256,000 compared to $220,000 in the year-ago period. The increase was solely attributable to the amortization of credit revolver issuance costs.

FFO decreased 21% to $417,000 or $0.05 per diluted share, as compared to FFO of $527,000 or $0.07 per diluted share in the same period last year. The decrease is primarily due to increased store property tax expenses and increases in certain general and administrative expenses.

AFFO in the second quarter of 2019 decreased 14% to $484,000 or $0.06 per diluted share, as compared to AFFO of $564,000 or $0.07 per diluted share in the same period last year.

First Half 2019 Financial Summary
Total revenues increased 6.9% to $4.3 million in the first half of 2019, as compared to $4.0 million in the same period last year. The increase was primarily due to revenue generated by the Merrillville expansion and increases in rental and occupancy rates.
Total operating expenses increased 11.3% to $3.7 million, from $3.3 million in the same year-ago period. The increase was primarily due to increased expenses associated with higher store property tax expenses.
Operating income decreased 14.5% to $580,000 in the first half of 2019 versus $678,000 in the same period last year. The decrease in operating income was driven primarily by increased expenses as discussed above.
Net income in the first half of 2019 was $325,000, or $0.04 per diluted share, as compared to net income of $455,000, or $0.06 per diluted share for the first half of 2018.
First Half Same-Store Results
At June 30, 2019, Global Self Storage owned 11 same-store properties and zero non same-store properties. Therefore, all results are same-store and no non-same-store results are reported.
For the first half of 2019, same-store revenues increased 6.9% to $4.3 million compared to $4.0 million for same year-ago period. The increase was driven primarily by the additional income from the Merrillville expansion and increases in rental and occupancy rates across almost all the company’s stores.
Same-store operating expenses in the first half of 2019 increased 10.1% to $1.8 million compared with $1.7 million in the year-ago period. The increase was primarily driven by increased store property taxes.
Same-store NOI increased 4.5% to $2.4 million compared with $2.3 million for the same period last year. The increase was due primarily to an increase in rental and occupancy rates and the successful lease-up of the company’s Merrillville store expansion.
Same-store occupancy at June 30, 2019 increased 110 basis points to 94.2% from 93.1% at June 30, 2018.
Same-store average tenant duration of stay at June 30, 2019 was approximately 3.0 years, up 3.5% as compared to approximately 2.9 years at June 30, 2018.
For a reconciliation of net income to same-store net operating income, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.
First Half Operating Results
Net income in the first half of 2019 was $325,000, as compared to net income of $455,000 for the first half of 2018.
General and administrative expenses totaled $1.1 million in the first half of 2019 compared with $922,000 in the year-ago period, an increase of 21%. The increase was primarily driven by a provision for taxes in the company’s taxable REIT subsidiary and increased employee compensation expense, including stock-based compensation.
Business development costs for the first half of 2019 totaled $23,000 compared with $10,000 in the year-ago period. The increase is primarily attributable to the recording of expenses related to potential store acquisitions and third-party management marketing expenses.
Interest expense for the first half of 2019 was $517,000 compared to $440,000 in the year-ago period. The increase was solely attributable to the amortization of credit revolver issuance costs.
FFO decreased 18% to $802,000 or $0.10 per diluted share, as compared to FFO of $977,000 or $0.13 per diluted share in the same period last year. The decrease is primarily due to increased store property tax expenses and increases in certain general and administrative expenses.
AFFO in the first half of 2019 decreased 8% to $931,000 or $0.12 per diluted share, as compared to AFFO of $1.0 million or $0.13 per diluted share in the same period last year.

Q2 and First Half  2019 FFO and AFFO

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$136,845	$395,474	$324,668	$454,601
Eliminate items excluded from FFO:
Unrealized gain on marketable equity securities	(72,833)	(217,349)	(227,282)	(175,442)
Depreciation and amortization	352,809	349,173	704,376	698,046
FFO attributable to common stockholders	416,821	527,298	801,762	977,205
Adjustments:
Compensation expense related to stock-based awards	51,731	26,428	105,890	27,312
Business Development, Capital Raising, Store Acquisition, and Third-Party Management Marketing Expenses	15,044	10,000	23,294	10,000
AFFO attributable to common stockholders	$483,596	$563,726	$930,946	$1,014,517

Earnings per share attributable to common stockholders - basic	$0.02	$0.05	$0.04	$0.06
Earnings per share attributable to common stockholders - diluted	$0.02	$0.05	$0.04	$0.06
FFO per share - diluted	$0.05	$0.07	$0.10	$0.13
AFFO per share - diluted	$0.06	$0.07	$0.12	$0.13

Weighted average shares outstanding - basic (1)	7,640,991	7,619,549	7,635,885	7,619,509
Weighted average shares outstanding - diluted	7,650,296	7,620,283	7,642,980	7,619,999

(1) For purposes of calculating FFO and AFFO per share, unvested restricted stock is not included.

Dividends
On June 3, 2019, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend for the year ago and previous quarter.

For the first half of 2019, the company distributed dividends of $0.13 per share of common stock.

Balance Sheet
At June 30, 2019, cash, cash equivalents and marketable securities totaled $2.9 million, compared to $3.2 million at March 31, 2019. The company’s $10 million revolving credit facility remained unutilized.

Additional Information
More information about the company’s second quarter and first half 2019 results, including financial statements and related notes, is available on Form 10-Q as filed with the Securities and Exchange Commission and available in the investor relations section on the company’s website.

About Global Self Storage
Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, develops and redevelops self-storage properties. The company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, it owns and operates 11 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. Follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (NAREIT) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on the company’s statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company’s financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the company’s operating results. The company presents AFFO because it believes it is a helpful measure in understanding the company’s results of operations insofar as it believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of its ongoing operating results. The company also believes that the investment community considers its AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, the company’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

The company believes net operating income or “NOI” is a meaningful measure of operating performance because it utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, it believes the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization. A reconciliation of this measure to its most directly comparable GAAP measure is provided later in this release.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition
The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on the company’s assessment of market specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. The company believes that same-store results are useful to investors in evaluating the company’s performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At June 30, 2019, the company owned 11 same-store properties and zero non same-store properties. The company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the company's stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:
Global Self Storage
Mark C. Winmill, President and CEO
1 (212) 785-0900, ext. 201
mwinmill@globalselfstorage.us

CMA Investor Relations
Ron Both
Tel (949) 432-7566
SELF@cma.team

Global Self Storage, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Real estate assets, net	$53,373,912	$53,811,737
Cash and cash equivalents	1,091,670	1,526,203
Restricted cash	224,706	186,063
Investments in securities	1,794,889	1,567,607
Accounts receivable	105,944	67,604
Prepaid expenses and other assets	299,497	263,767
Line of credit issuance costs	391,533	471,196
Goodwill	694,121	694,121
Total assets	$57,976,272	$58,588,298
Liabilities and equity
Note payable	$19,057,107	$19,269,250
Accounts payable and accrued expenses	2,288,432	2,113,172
Total liabilities	21,345,539	21,382,422
Commitments and contingencies
Equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 7,729,330 and 7,692,624 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	77,293	76,926
Additional paid in capital	34,067,426	33,961,903
Retained earnings	2,486,014	3,167,047
Total equity	36,630,733	37,205,876
Total liabilities and equity	$57,976,272	$58,588,298

Global Self Storage, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Rental income	$2,077,453	$1,954,052	$4,116,137	$3,856,153
Other property related income	71,234	65,678	139,060	125,461
Total revenues	2,148,687	2,019,730	4,255,197	3,981,614
Expenses
Property operations	923,529	823,672	1,836,878	1,673,366
General and administrative	554,635	456,330	1,110,639	921,752
Depreciation and amortization	352,809	349,173	704,376	698,046
Business development	15,044	10,000	23,294	10,000
Total expenses	1,846,017	1,639,175	3,675,187	3,303,164
Operating income	302,670	380,555	580,010	678,450
Other income (expense)
Dividend and interest income	17,446	17,779	34,646	41,126
Unrealized gain on marketable equity securities	72,833	217,349	227,282	175,442
Interest expense	(256,104)	(220,209)	(517,270)	(440,417)
Total other income (expense), net	(165,825)	14,919	(255,342)	(223,849)
Net income	$136,845	$395,474	$324,668	$454,601
Earnings per share
Basic	$0.02	$0.05	$0.04	$0.06
Diluted	$0.02	$0.05	$0.04	$0.06
Weighted average shares outstanding
Basic	7,640,991	7,619,549	7,635,885	7,619,509
Diluted	7,650,296	7,620,283	7,642,980	7,619,999

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s unaudited consolidated statements of operations for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$136,845	$395,474	$324,668	$454,601
Adjustments:
General and administrative	554,635	456,330	1,110,639	921,752
Depreciation and amortization	352,809	349,173	704,376	698,046
Business development	15,044	10,000	23,294	10,000
Dividend, interest, and other income	(17,446)	(17,779)	(34,646)	(41,126)
Unrealized gain on marketable equity securities	(72,833)	(217,349)	(227,282)	(175,442)
Interest expense	256,104	220,209	517,270	440,417
Other real estate expenses	—	2,582	—	5,363
Total same-store net operating income	$1,225,158	$1,198,640	$2,418,319	$2,313,611

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Same-store revenues	$2,148,687	$2,019,438	$4,255,197	$3,981,242
Same-store cost of operations	$923,529	$820,798	$1,836,878	$1,667,631
Total same-store net operating income	$1,225,158	$1,198,640	$2,418,319	$2,313,611